Exhibit 99.1

                     Gouverneur Bancorp Announces 2005 Third
                         Quarter and Nine Months Results

Gouverneur, New York, August 1, 2005: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the third quarter and nine months ended June 30, 2005.

For the three months ended June 30, 2005, the Company reported net income of $246,000, or $0.11 per diluted share, representing an increase of $7,000, or 2.9% over last year's net income of $239, 000, or $0.11 per diluted share. The annualized return on average assets and average equity for the three months ended June 30, 2005 was 0.87% and 5.35% respectively, compared to 0.98% and 5.36% at June 30, 2004.

For the nine months ended June 30, 2005, the Company reported net income of $736,000, or $0.33 per diluted share, representing an increase of $67,000, or 10.0% over last year's net income of $669,000, or $0.30 per diluted share. The annualized return on average assets and average equity for the nine months ended June 30, 2005 was 0.89% and 5.37% respectively, compared to 0.94% and 5.02% for the same period last year.

Since September 30, 2004, total assets grew $13.9 million, or 13.3%, from $104.2 million to $118.1 million at June 30, 2005, while total loans increased $15.0 million, or 18.7%, from $80.2 million to $95.2 million over the same period.

Deposits increased $2.4 million, or 3.9%, from $61.6 million at September 30, 2004 to $63.9 million at June 30, 2005. Advances from the Federal Home Loan Bank of New York ("FHLB") increased from $23.0 million at September 30, 2004 to $33.0 million at June 30, 2005.

Shareholders' equity was $18.6 million at June 30, 2005, an increase of 3.33% over the September 30, 2004 balance of $18.0 million. The book value of Gouverneur Bancorp, Inc. was $8.13 per common share based on 2,284,234 shares outstanding at June 30, 2005. The company paid a semi-annual cash dividend of $0.14 per share to public shareholders on March 31, 2005. Cambray Mutual Holding Company waived its right to receive that dividend.

Commenting on the year's results, Mr. Richard Bennett, President and Chief Executive Officer said, "We have seen some decrease in interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, from 3.91% for the first nine months of last year to 3.82% for the same period this year. The Federal Reserve continues to take a measured approach in raising interest rates. The effect of the increases, nine since June 30, 2004 totaling 2.25%, has been to raise short-term interest rates, while long-term rates have in fact fallen. Unless this trend changes, our spread will continue to shrink as our costs for deposits and borrowings rise, while interest rates on our mortgage portfolio remain the same, or fall. Our continued growth in loans will help to offset the increase in interest expense, but will probably not cover the total decrease related to interest rate changes."

Mr. Bennett continued, "We continue to see strong demand for our mortgage products. The growth we experienced in loans in the first nine months exceeded our forecast. Some of that growth was the result of increases in commercial loans since the hiring of a commercial loan officer."

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The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.

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